Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 333-117246) pertaining to the Commonwealth Energy Corporation 1999 Equity Incentive Plan, as amended, (which has been assumed by Commerce Energy Group, Inc.) and (ii) the Registration Statement (Form S-8 No. 333-126600) pertaining to the Stock Option Agreement dated April 29, 2005 between Commerce Energy Group, Inc. and Ian B. Carter, of our report dated October 25, 2005, with respect to the consolidated financial statements of Commerce Energy Group, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 2005.
/S/ ERNST & YOUNG LLP
Orange County, California
October 28, 2005